Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is entered into this 16th day of April, 2007, by and between RADIAN COMMUNICATION SERVICES, INC. (“Seller”), a corporation duly organized and existing under the laws of Delaware, and BCI COMMUNICATIONS, INC. (“Purchaser”), a corporation duly organized and existing under the laws of Delaware.

RECITALS:

A. Seller is engaged in the United States of America in the business of providing infrastructure and network development and building services for the wireless communications industry, including providing site acquisition, site and zoning services, site commissioning, upgrading, maintenance, collocation, optimization, program management, testing, inspection, verification, operation, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification, network configuration, planning and engineering and project management services (the “Business”). The definition of “Business” shall not include the following: (a) Seller’s Business conducted in any country other than the United States of America, (b) Seller’s Business relating to the television and radio broadcast industries, and (c) Seller’s operations relating to the marketing, sale, design, engineering, manufacturing, fabrication, testing, modification, inspection and installation through subcontractors of Rohn towers and components related to such towers.

B. Purchaser desires to purchase from Seller, and Seller is willing to sell to Purchaser, Seller’s entire right, title and interest in and to certain assets related to the Business and owned by it upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 “Accounts Receivable” shall mean as of any date any accounts receivable and other receivables of the Seller related to the Business and represents a valid receivable for work performed and billed and incurred in the ordinary course of Business as of such date.

1.2 “Accrued Expenses” shall mean as of any date accrued expenses and liabilities as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP consistently applied, but excluding all of the following: (i) any amounts payable to Affiliates of Seller, (ii) any amounts for, payroll, compensation, bonuses, stay bonus, vacation, severance, sick or holiday pay due or payable to Employees, (iii) Taxes, (iv) amounts contingent upon or payable as a result of the transactions contemplated hereby.

1.3 “Accounting Firm” shall have the meaning given to such term in Section 3.4.4.

1.4 “Affiliate” shall mean any company or other entity which controls, is controlled by or is under common control with the designated Party. For the purposes of the foregoing, ownership, directly or indirectly, of twenty percent (20%) or more of the voting stock or other equity interest shall be deemed to constitute control.

1.5 “Agreement” shall mean this Asset Purchase Agreement.

1.6 “Ancillary Agreements” shall mean, collectively, the Bill of Sale, Assignment and Assumption Agreement, described in Section 5.2.1, the Assignment and Assumption of Leases described in Section 5.2.4, the Transition Services Agreement described in Section 5.2.5, the Escrow Agreement described in Section 5.2.6, the Subcontract Agreement described in Section 5.2.8, the Employment Agreement described in Section 5.5.1 and any other agreement executed pursuant to this Agreement.

1.7 “Assigned Contracts” shall mean, collectively, the Real Property Leases, leases on Leased Equipment and Machinery, Vendor Purchase Orders and Customer Purchase Orders, including those Contracts listed on Schedule 6.13, but shall exclude the following Contracts: (a) those Contracts listed on Schedule 1.7 and (b) any such contracts or leases related to the Dallas Branch and the Sacramento Branch (except for those Contracts specifically identified on Schedule 6.13).

1.8 “Asset Value” shall have the meaning given to it in Section 3.1.2.

1.9 “Assumed Liabilities” shall mean those liabilities assumed by the Seller pursuant to Section 4.1.2.

1.10 “Balance Sheet” shall mean the audited balance sheet of the Seller related to the Business (excluding Dallas Branch and Sacramento Branch) prepared in accordance with GAAP for the years ending December 31, 2005 and 2006 and audited by PricewaterhouseCoopers.

1.11 “Balance Sheet Date” shall mean December 31, 2006.

1.12 “Business” shall have the meaning ascribed to such term in the Recitals.

1.13 “Closing” shall mean the taking of the actions described in Article V of this Agreement.

1.14 “Closing Date” shall mean no later than April 16, 2007, or, if all conditions precedent to the Closing set forth in Article X and Article XI of this Agreement are satisfied or waived before April 16, 2007, the earliest practicable date after all such conditions precedent are satisfied or waived or such other date as the Parties shall mutually agree.

1.15 “Closing Date Payment” shall have the meaning given to such term in Section 3.2.1(a).

1.16 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

1.17 “Completed Jobs” shall mean those jobs or contracts with Customers of the Business where all work is complete and excluding any Work in Process Jobs.

1.18 “Confidential Information” shall have the meaning given to such term in Section 12.1.

1.19 “Contracts” shall have the meaning given to such term in Section 6.13.

1.20 “Customer” shall mean any customer of the Business, including any past, present or future customer.

1.21 “Customer Data” shall mean all of the Seller’s customer lists, lists of potential customers, sales records (including pricing information and customer contractual status), other records, telephone and fax numbers, email addresses and other Customer data.

1.22 “Customer Purchase Orders” shall mean all the Seller’s orders, contracts or commitments to purchase goods and services of the Business from Customers, including any master agreements.

1.23 “Dallas Branch” shall mean the branch office of the Seller located at1198 Commerce Drive, Richardson, Texas.

1.24 “Deferred Payment” shall have the meaning given to such term in Section 3.2.3.

1.25 “Deferred Revenue” shall mean as of any date all amounts properly recorded as a liability in accordance with GAAP that have been billed to a Customer but for which work has not been completed.

1.26 “Employees” shall mean any individual employed by Seller in the Business, as listed on Schedule 6.19 (such Schedule being subject to change between the date hereof and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices).

1.27 “Employment and Labor Agreements” shall have the meaning given to such term in Section 6.20.

1.28 “Encumbrance” shall mean collectively: (i) any right to, or interest in, property, real or personal, which may subsist in a third party and which may constitute a claim, lien, charge or liability attached to and binding upon the property, or (ii) any document or condition which may restrict or limit the use of real or personal property or result in the diminution of the value of such property, or (iii) an encroachment or other title defect. Encumbrances shall include, without limitation, the following: a mortgage, judgment lien, mechanic’s lien, lease, license, adverse possession, life estate, security interest, easement, right-of-way, restrictive covenant, conditional use or encroachment.

1.29 “Environmental Law” shall mean any federal (including but not limited to the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et. seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et. seq., the Clean Air Act, 42 U.S.C. Sections 7401 et. seq. the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S. C. Section 6901 the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.), state or local statute, ordinance, rule or regulation, any judicial or administrative order or judgment (whether or not by consent), any common law doctrine and any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge. disposal or emission (whether past or present) of any Regulated Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Regulated Substance.

1.30 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.31 “ERISA Affiliate” shall mean any Person which is under “common control” with the Seller (within the meaning of Section 4001(b) of ERISA).

1.32 “Escrow Agent” shall mean the Mellon Bank, N.A.

1.33 “Escrow Agreement” shall mean that Escrow Agreement in Section 5.2.4.

1.34 “Escrow Amount” shall mean the amount of $600,000 or such other amount held by the Escrow Agent pursuant to the Escrow Agreement or this Agreement.

1.35 “Excluded Assets” shall mean those assets that are not included in the sale contemplated hereby as defined in Section 2.2.

1.36 “Files and Records” shall mean all files and records, whether in hard copy, computer or magnetic format, of the Seller relating to the Business or the Purchased Assets including, without limitation, the following types of files and records: customer and supplier files, equipment maintenance records, equipment warranty information, plans, specifications and drawings, equipment drawings, trade secrets, customer specifications and all files relating to employees employed by the Purchaser following the Closing, correspondence with national, state and local governmental agencies and related files and records of the Seller, except for files and records which constitute Excluded Assets.

1.37 “Final Asset Value” shall have the meaning given to such term in Section 3.4.1.

1.38 “Final Purchase Price” shall have the meaning given to such term in Section 3.4.1.

1.39 “Final Report” shall have the meaning given to such term in Section 3.4.1.

1.40 “GAAP” shall mean generally accepted accounting principles in the United States of America.

1.41 “Government” shall mean any agency, division, subdivision, audit group or procuring office of the government of the United States or any foreign government, including the employees or agents thereof.

1.42 “Indemnified Liabilities” shall mean, collectively, Seller’s Indemnified Liabilities and Purchaser’s Indemnified Liabilities.

1.43 “Indemnified Party” shall mean either a Seller Indemnified Party or a Purchaser Indemnified Party, as the context so requires.

1.44 “Intellectual Property” shall mean copyrights, designs, trade secrets, technology, know how, data, operating system software, licenses (excluding contractors’ licenses), franchises, distributorships, covenants by others not to compete, rights to telephone, facsimile, cellular telephone, pager and other intellectual property created by, licensed by or used by the Seller in the Business, privileges and any registrations or applications for registrations of the foregoing used or usable in the conduct of the Business, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby. Intellectual Property shall not include the names “Radian” and “Rohn.”

1.45 “Inventory” shall mean (i) all parts and supplies used or usable in the Business and owned by the Seller on the Closing Date, including, without limitation, all such items as set forth on the Balance Sheet with additions thereto (less dispositions thereof) in the ordinary course of business and (ii) any and all rights of the Seller to the warranties received from its suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-offs with respect thereto.

1.46 “Leased Equipment and Machinery” shall mean the equipment, machinery, furniture, fixtures and improvements, tooling, spare parts, supplies and Vehicles which are used or usable in the Business and leased by the Seller and listed on Schedule 1.46 and excluding any equipment, machinery, furniture, fixtures and improvements located at the Dallas Branch or the Sacramento Branch

1.47 “Leased Real Property” shall mean the real property used in the Business and leased by Seller as more fully described in Schedule 6.10 hereto and excluding the Dallas Branch and the Sacramento Branch.

1.48 “Licenses and Permits” shall have the meaning given to such term in Section 6.15.

1.49 “Losses” shall mean all losses, liabilities, costs, claims, fines, penalties, damages, diminution in value, and expenses, including interest and court costs, costs of investigation and fees and disbursements of counsel and consultants.

1.50 “Multiemployer Plan” shall mean any plan that is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

1.51 “Other Assets” shall have the meaning given to such term in Section 3.1.2.

1.52 “Owned Equipment and Machinery” shall mean (i) all the equipment, machinery, furniture, fixtures and improvements, computers, computer components, appliances, tooling, spare parts, supplies and Vehicles used or useable in the Business and owned by the Seller on the Closing Date, including the items listed on Schedule 1.52, (ii) any rights of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items and (iii) any related claims, credits, rights of recovery and set-off with respect to items (i) and (ii) and excluding any such equipment, machinery, furniture, fixtures and improvements located at the Dallas Branch and the Sacramento Branch.

1.53 “Party” shall mean either Seller or Purchaser, individually, as the context so requires, and the term “Parties” shall mean Seller and Purchaser together.

1.54 “Payables” as of any date shall mean the trade accounts payable associated with the Business as of such date in accordance with GAAP consistently applied, excluding any amounts due to an Affiliate of Seller.

1.55 “Pension Plan” shall mean any Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

1.56 “Permitted Encumbrance” shall mean those Encumbrances as specifically set forth on Schedule 1.56 hereto.

1.57 “Person” shall mean any individual, corporation, company, limited liability company, limited or general partnership, trust or estate, joint venture, association or other entity.

1.58 “Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company or any ERISA Affiliate maintains, contributes to or is obligated to contribute to for the benefit of employees or former employees of the Company or ERISA Affiliate.

1.59 “Preliminary Asset Value” shall have the meaning given to such term in Section 3.3.1.

1.60 “Preliminary Payables” shall have the meaning given to such term in Section 3.3.1.

1.61 “Prepaid Expenses” shall mean payments related to the Business made by Seller, other than to an Affiliate of Seller, which constitute prepaid expenses of the Seller as of the Closing Date and in accordance with GAAP.

1.62 “Purchase Price” shall have the meaning given to such term in Section 3.1.1.

1.63 “Purchased Assets” shall have the meaning given to such term in Section 2.1.

1.64 “Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

1.65 “Purchaser General Liabilities” shall have the meaning given to such term in Section 14.3.

1.66 “Purchaser Indemnified Party” shall have the meaning given to such term in Section 14.2.

1.67 “Real Property Leases” shall have the meaning given to such term in Section 6.10.

1.68 “Regulated Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products and any other chemical, material, substance or waste that is identified (by listing or characteristic) and regulated (or the clean-up of which can be required) by any federal, state or local statute, ordinance, rule or regulation intended to protect the environment or the public health or welfare, including but not limited to the statutes, ordinances, rules or regulations relating to clean air, clean water, hazardous and solid waste disposal, safe drinking water, endangered species, occupational safety and health, oil spill prevention, groundwater protection, and toxic substances control.

1.69 “Revised Asset Value” shall have the meaning given to such term in Section 3.3.3.

1.70 “Revised Payables” shall have the meaning given to such term in Section 3.3.3.

1.71 “Revised Payment” shall have the meaning given to such term in Section 3.3.3.

1.72 “Sacramento Branch” shall mean the branch office of the Seller located at 871 Cotting Court, Suite E. Vacaville, California.

1.73 “Seller” shall have the meaning given to such term in the preamble of this Agreement.

1.74 “Seller General Liabilities” shall have the meaning given to such term in Section 14.2.

1.75 “Seller Indemnified Party” shall have the meaning given to such term in Section 14.3.

1.76 “Seller’s Objection” shall have the meaning given to such term in Section 3.4.3.

1.77 [Omitted.]

1.78 “Supplier Data” shall mean all of the Seller’s supplier and vendor lists, records, telephone and fax numbers, email addresses and publications and marketing material relating to the purchase of goods or the provision of services to the Seller in connection with the Business.

1.79 “Taxes” shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including, without limitation, income, gross receipts, business privilege, value added, excise, sales, use, withholding, personal property, real estate, transfer, sale, use, ad valorem, license, lease, service, severance, stamp, payroll, employment, customs, duties, alternative, add on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

1.80 “Total Receivables” shall collectively mean Accounts Receivable and Unbilled Receivables as of the Closing Date.

1.81 “Work in Process Jobs” shall mean those jobs or contracts where work has begun but has not been completed as of the Closing Date.

1.82 “Work in Process” shall mean the cost of all labor, material and other costs for all Work in Process Jobs incurred by the Seller in performing services for Customers of the Business and in accordance with all such Customers contracts, purchase orders and directives and which are incurred in the ordinary course of Business. Other than costs for such jobs included in Deferred Revenue, Work in Process shall not include any amounts that have been billed to a Customer or are included in Accounts Receivables, Unbilled Receivables or for which the Seller has received payment.

1.83 “Unbilled Receivables” shall mean as of any date any unbilled account receivable of the Seller related to the Business and represents a valid receivable for work performed and complete but not yet billed and it has been incurred in the ordinary course of Business and upon billing will be validly due and owing from a customer of the Business.

1.84 “Uncollected Receivables” shall have the meaning given to such term in Section 3.4.1.

1.85 “Unpaid Payables” shall have the meaning given to such term in Section 3.4.1.

1.86 “Vehicles” shall mean all automobiles, trucks, trailers, vans, forklifts, rolling stock and other vehicles leased or owned by the Seller used in the Business as of the Closing Date and listed on Schedule 1.86.

1.87 “Vendor Purchase Orders” shall mean all the Seller’s outstanding purchase orders, contracts or other commitments to suppliers, vendors, materialmen or subcontractors of goods and services for materials, supplies or other items used in the Business.

ARTICLE II

TRANSFER OF ASSETS AND PROPERTIES

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances (except for Permitted Encumbrances) whatsoever, and Purchaser shall purchase from Seller, all of the following assets used or useable in the Business (the “Purchased Assets”) as the same shall exist on the Closing Date (other than the Excluded Assets):

2.1.1 Total Receivables;

2.1.2 Work in Process;

2.1.3 Contracts;

2.1.4 Files and Records;

2.1.5 Intellectual Property;

2.1.6 Inventory;

2.1.7 Seller’s interest, as lessee, in the Leased Equipment and Machinery;

2.1.8 Seller’s interest, as lessee, in the Leased Real Property;

2.1.9 Licenses and Permits;

2.1.10 Owned Equipment and Machinery;

2.1.11 Prepaid Expenses of or for the benefit of the Seller;

2.1.12 Vendor Purchase Orders and Customer Purchase Orders;

2.1.13 All of the Customer Data and Supplier Data.

2.1.14 All insurance proceeds and insurance claims of the Seller relating to all or any part of the Purchased Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce with respect to the Purchased Assets or the Business against the Seller’s predecessors in title to the Purchased Assets, excluding any such insurance proceeds or claims related to Completed Jobs;

2.1.15 The goodwill of the Business of the Seller;

2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets (collectively, the “Excluded Assets”) shall not be Purchased Assets and are excluded assets and shall not be assigned or transferred to the Purchaser:

2.2.1 Those assets listed on Schedule 2.2;

2.2.2 Any assets used at, related to or generated out of the Dallas Branch and the Sacramento Branch, including any leases, contracts, Vendor Purchase Orders, Customer Purchase Orders, Accounts Receivable, Work in Process and any other assets; provided, however, any Contracts related to the Sacramento Branch that are identified on Schedule 6.13 shall not be an Excluded Asset.

ARTICLE III

CONSIDERATION AND TERMS

3.1 Consideration for Purchased Assets.

3.1.1 Subject to the adjustments determined pursuant to Section 3.4, the aggregate consideration to be paid by Purchaser to Seller for the Purchased Assets (the “Purchase Price”) shall be in an amount equal to the (a) Asset Value of the Purchased Assets less (b) Payables, Accrued Expenses and Deferred Revenue.

3.1.2 For purposes of this Agreement, “Asset Value” shall mean the following: (i) the book value determined in accordance with GAAP of the Accounts Receivable and Unbilled Receivables, prior to any deduction for any allowance for potentially doubtful accounts; plus (ii) the book value determined in accordance with GAAP of Work in Process for Work in Process Jobs; plus (iii) the market value, as determined herein, of the Inventory, Owned Equipment and Machinery (less the principal amount of related financing outstanding disclosed on Schedule 6.11), Leased Equipment and Machinery (less the net present value of all outstanding lease payments for capital leases as determined by GAAP and disclosed on Schedule 6.11) (collectively “Other Assets”). The value of assets related to or located at the Dallas Branch and the Sacramento Branch shall not be included for purposes of calculating Asset Value.

3.2 Payment of Purchase Price.

3.2.1 Closing Date Payment. Subject to the terms and conditions of this Agreement, the Purchaser shall make the following payments as follows:

(a) At the Closing, the Purchaser shall deliver to Seller the aggregate cash payment (“Closing Date Payment”) equal to: (i) 70% of the Preliminary Asset Value of the Total Receivables as determined pursuant to Section 3.3.1 plus (ii) the Preliminary Asset Value of the Other Assets as determined under Section 3.3.1 plus (iii) Work in Process for Work in Process Jobs less (iv) the Preliminary Payables as determined pursuant to Section 3.3.1 less (v) Deferred Revenue and less (v) the Escrow Amount.

(b) The Closing Date Payment shall be paid by the Purchaser by wire transfer of immediately available funds sent to Seller’s bank account as follows, or to such other bank within the continental United States as Seller may have designated by notice to Purchaser:

Vectra Bank
Broomfield Branch
1990 West 10th Avenue
Broomfield, Colorado

(c) Purchaser shall pay to the Escrow Agent the Escrow Amount.

3.2.2 Revised Closing Payment. When the Revised Payment is determined in accordance with Section 3.3.3, the Purchaser or Seller shall pay any amount due to the other as provided in Section 3.3.4.

3.2.3 Deferred Payment. Following the Closing Date, the Purchaser shall pay to the Seller an amount equal to 30% of the Total Receivables collected (“Deferred Payment”). Purchaser shall 3 days from the Closing Date and every 3 days thereafter or if such day falls on a Saturday, Sunday or holiday the next business day, submit to the Seller (a) payment of such Deferred Payment, (b) a detailed list of all Accounts Receivables and Unbilled Receivables collected and remit the amounts provided in this Section 3.2.3, and (c) a detailed list of all Payables that have been paid and remain to be paid.

3.3 Determination of Preliminary Asset Value and Revised Asset Value.

3.3.1 Two days prior to the Closing Date, the Purchaser and the Seller shall commence determination of an estimate of the total Asset Value and each component of the Asset Value as of the Closing Date (“Preliminary Asset Value”) and an estimate of the Payables and Accrued Expenses as of the Closing Date (“Preliminary Payables”).

3.3.2 The parties shall use their best efforts prior to the Closing Date to resolve any disagreements with respect to the computation of the Preliminary Asset Value and the Preliminary Payables. However, in the event that the Parties cannot agree upon the Preliminary Asset Value, Purchaser’s determination of the Preliminary Asset Value, the Preliminary Payables and the details of each shall control for purposes of the Closing.

3.3.3 As soon as practical following the Closing Date but in no event later than fourteen (14) days after the Closing Date, the Purchaser and the Seller shall compute the revised Asset Value as of the Closing Date (the “Revised Asset Value”) and the amount of the revised Payables and the Accrued Expenses as of the Closing Date (the “Revised Payables”). Upon the determination of the Revised Asset Value and the Revised Payables, a revised closing date payment (using the same formula provided in Section 3.2.1(a)) shall be calculated (“Revised Payment”).

3.3.4 If the Revised Payment is greater than the Closing Date Payment, then the Purchaser shall pay the Seller the amount of such difference. If the Closing Date Payment is greater than the Revised Payment, then the Seller shall pay the Purchaser the amount of such difference. Purchaser is authorized to offset any such amounts due to Purchaser against any Deferred Payment due to Seller. Any such payment shall be paid within two (2) business days after such payment is determined.

3.3.5 In the event that the Parties cannot agree upon the Revised Asset Value, the Revised Payables and Revised Payment, the average of the Purchaser’s and the Seller’s calculation for each item shall control, subject to the final determination provided in Section 3.4.

3.4 Final Adjustments and Disputes.

3.4.1 Within 180 days following the Closing Date, the Purchaser shall provide to the Seller a report (“Final Report”), which provides a detailed calculation and final determination of the Purchase Price (“Final Purchase Price”) reflecting the final determination of Asset Value (“Final Asset Value”), Payables and Accrued Expenses. For purposes of calculating the Final Asset Value and Final Purchase Price, any Accounts Receivable and Unbilled Receivables not collected by Purchaser within 180 days following the Closing Date (“Uncollected Receivables”) and any Accounts Payable not paid by Purchaser within 180 days of closing (“Unpaid Payables”) shall be excluded. Any such Uncollected Receivables shall then become the property of the Seller and any such Unpaid Payables shall become the responsibility of the Seller.

3.4.2 If the Seller has no disagreement or objection to the Final Report and the Final Purchase Price within twenty (20) days after receipt of the Final Report, then the Escrow Amount and other amounts shall be paid as provided in Section 3.5.

3.4.3 If the Seller disagrees with the Final Report or the Final Purchase Price within twenty (20) days after receipt of the Final Report, Seller shall so inform Purchaser in writing, on or before the last day of such twenty (20) day period, by delivering a notice (“Seller’s Objection”) to Purchaser, setting forth a specific description of the nature of and basis for each such disagreement and the consequent adjustment to the Final Report or Final Purchase Price which Seller believes should be made. Seller shall be deemed to have agreed with all other items and amounts contained in the Final Report and Final Purchase Price. As to any amounts that are not in dispute, such amounts shall be paid as provided in Section 3.5.

3.4.4 If a Seller’s Objection shall be duly delivered, Purchaser and Seller shall, during the twenty (20) days following such delivery, seek to reach agreement on all disputed items or amounts, in order to determine the amount of Final Asset Value and Final Purchase Price. If at the end of such period, Purchaser and Seller are unable to reach such agreement, either may thereafter at any time refer their remaining differences (“Unresolved Difference”) to Ernst & Young, or, if such firm has had any significant professional or other business relationship with Seller or Purchaser in the 12 months preceding the referral, to another nationally recognized firm of independent public accountants acceptable to both Purchaser and Seller (in either case, the “Accounting Firm”). The Accounting Firm shall determine on the basis of the standards set forth in Sections 3.3 and 3.4 hereof, and only with respect to the remaining differences so submitted and within the submitted economic range of such differences, whether and to what extent, if any, the Final Report and Final Purchase Price calculation requires adjustment. The parties shall instruct the Accounting Firm to deliver its written determination to Purchaser and Seller no later than the twentieth (20th) Business Day after the remaining differences underlying the Seller’s Objection are referred to the Accounting Firm. The Accounting Firm’s determination shall be conclusive and binding upon Seller and Purchaser. Seller and Purchaser shall promptly provide to the Accounting Firm and to each other, to the extent reasonably requested in order to prepare the Final Report and the Final Purchase Price, information and access to any requested information. The fees and disbursements of the Accounting Firm incurred in the resolution of the Unresolved Differences shall be borne in proportion to the allocation of the dollar amount of the Unresolved Difference made by the Accounting Firm such that the prevailing party pays a lesser portion of such fees and expenses.

3.5 Release of Escrow Amount and Payment

3.5.1 Upon the determination of the Final Asset Value and Final Purchase Price, either by agreement of the Parties or by the Accounting Firm, if the Final Purchase Price is less than the amounts previously paid by the Purchaser to the Seller pursuant to Sections 3.2.1(a), 3.2.2 and 3.2.3, then the Escrow Amount shall be paid to the Purchasers and the Seller shall pay the Purchaser the amount of such difference in cash, within five business days of the determination of the Final Purchase Price.

3.5.2 If the Final Purchase Price is greater than the amounts previously paid by the Purchaser to the Seller pursuant to Sections 3.2.1(a), 3.2.2 and 3.2.3, then the Purchaser shall pay the Seller the amount of such difference first by the Escrow Agent paying the Seller out of the Escrow Amount the amount of such difference (with the balance, if any, of the Escrow Amount to be paid to the Purchaser). If the amount of such difference exceeds the Escrow Amount, the balance of such difference shall be paid by the Purchaser to the Seller in cash, within five business days of the determination of the Final Purchase Price.

3.6 Allocation of Purchase.

3.6.1 Upon final determination of the Purchase Price and the Asset Value, the Purchase Price for the Purchased Assets shall be allocated as of the Closing Date among the Purchased Assets in accordance with an allocation schedule to be prepared by the Purchaser and consented to by the Seller, which consent shall not be unreasonably withheld. Such allocation schedule shall be prepared in accordance with Section 1060 of the Code.

3.6.2 In connection with a determination of the allocation schedule contemplated in Section 3.6.1, the Parties shall cooperate with each other and provide such information as any of them shall reasonably request. The Parties shall each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Forms 8594) in a manner consistent with such allocation schedule and shall not make any inconsistent written statement or take any inconsistent position on any Tax Returns during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

3.6.3 Each Party shall promptly notify the other Party if it receives notice that the IRS proposes any allocation different from the allocation agreed upon in accordance with this Section 3.6.

3.7 Taxes. Purchaser shall bear and be responsible for payment of, or reimbursement to Seller for, all Taxes (excluding Taxes based on or measured by income) that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of this Agreement, or any transfer pursuant to this Agreement or any Ancillary Agreement, notwithstanding the Party upon which such Taxes are actually imposed. The parties will cooperate to minimize such taxes, including obtaining and providing exemption certificates, if requested by any tax authority.

ARTICLE IV

ASSUMPTION OF LIABILITIES; EMPLOYEE BENEFITS

4.1 Assumption of Liabilities.

4.1.1 Except as otherwise provided in Section 4.1.2, Seller shall transfer the Purchased Assets to Purchaser free and clear of all Encumbrances (except for Permitted Encumbrances) and without any assumption of liabilities and obligations, and Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller or any other Person. For purposes of this Agreement the phrase “liabilities and obligations” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

4.1.2 On the Closing Date, Purchaser shall acquire the Purchased Assets subject only to, and shall assume and otherwise pay only, the following liabilities and obligations, excluding any liabilities and obligations to Affiliates of Seller and excluding those set forth in Section 4.2 below (“Assumed Liabilities”):

(a) all obligations of Seller accruing subsequent to the Closing Date under the Real Property Leases, provided that the rights thereunder have been duly and effectively assigned to Purchaser;

(b) except as provided in Section 12.10, all obligations of Seller accruing subsequent to the Closing Date under Leased Equipment and Machinery provided that the rights there under have been duly and effectively assigned to Purchaser;

(c) all obligations of Seller accruing after the Closing Date under the Licenses and Permits, provided that the rights thereunder have been duly and effectively assigned to Purchaser;

(d) all obligations to complete Work in Process Jobs, provided that the representations and warranties contained in Section 6.13 are true, accurate and complete and there is no default or event of default under or pursuant to any such Work in Process Jobs; and

(e) Payables, Accrued Expenses and Deferred Revenue set forth on the books of Seller at the Closing Date and arising in the ordinary course of Business and to the extent deducted from Asset Value for purpose of calculating Purchase Price.

4.2 Other Liabilities Not Assumed. The Purchaser shall not assume and the Assumed Liabilities shall in no event include, without limitation: (i) any liabilities or obligations to any materialman, supplier, contractor or subcontractor with respect to Completed Jobs that are not included in Payables; (ii) any liabilities or obligation with respect to: (x) income Taxes of the Seller, including income Taxes attributable to the transfer of the Purchased Assets to the Purchaser pursuant to this Agreement; (y) other Taxes of the Seller, to the extent accrued on or prior to the Closing Date; and (z) Taxes of any other Person for which the Seller may be liable by contract or otherwise, (iii) any liability of any kind due to illegal or tortious conduct prior to the Closing Date by the Seller, or the Seller’s officers, directors or employees, whether to employees or third parties, (iv) any liability for violation of any Environmental Law in connection with the conduct of the Business occurring before the Closing Date, or any transportation or disposal, or arrangement for transportation or disposal of Regulated Substances by the Seller, occurring before the Closing Date, (v) any liability arising out of any Seller General Liabilities, (vi) any liability outlined in Section 4.4 , (vii) any liability or obligation of the Seller related to or arising out of the Dallas Branch and the Sacramento Branch, including any contract, lease or order that is not included in Payables, (viii) any other liability of the Seller not expressly assumed by the Purchaser pursuant to this Agreement, (ix) any liability due to an Affiliate of the Seller, (x) Unpaid Payables, and (xi) any liabilities or payables related to any Excluded Assets, not included in Payables for which there was a deduction in the Purchase Price. All the liabilities and obligations of the Seller other than the Assumed Liabilities are hereinafter referred to as the “Excluded Liabilities.”

4.3 Offer of Employment. Purchaser shall have the right to offer employment on and as of the Closing Date, on an at-will basis, to any Employees actively at work on the Closing Date.

4.4 Employee Benefits. Seller agrees that, with respect to claims for workers’ compensation and all claims under Seller’s employee benefit programs by persons working for the Seller arising out of events occurring prior to the Closing, whether reported or unreported as of the Closing and whether insured or uninsured (including, but not limited to, workers’ compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes. Without limiting the scope of the preceding sentence, Seller shall be responsible for any and all claims and liabilities arising out of or relating to (i) its employment of the Employees, (ii) the termination by Seller of the employment of any such Employee and (iii) the provision of any employee benefits to such Employees (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by, Seller or any of its Affiliates, including any bonuses or stay bonuses payable or due to any Employee.

4.5 WARN Act. Seller shall indemnify the Purchaser against any expense incurred by Purchaser, including attorneys’ fees, in connection with the application of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq.(“WARN”), to Purchaser as a result of any discharge of Employees by Seller, including the discharge of any Employee of the Dallas Branch or Sacramento Branch. The Buyer shall not, at any time within sixty (60) days from the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN.”

ARTICLE V

CLOSING

5.1 Time; Location. Subject to the conditions contained herein, the Closing shall be held on the Closing Date at 10:00 a.m. EST or such other time as the Parties shall mutually agree in writing.

5.2 Seller Documents. At the Closing, Seller shall execute and deliver the following instruments of transfer and assignment and other documents:

5.2.1 A general bill of sale, assignment and assumption agreement (“Bill of Sale, Assignment and Assumption Agreement”) in the form of Exhibit A hereto transferring to Purchaser good and indefeasible title to all of the tangible personal property included in the Purchased Assets, subject only to the Assumed Liabilities, and assigning to Purchaser all of Seller’s right, title and interest in each of the Assigned Contracts, together with all consents of third parties that are required to make each such assignment effective as to such third parties;

5.2.2 Certificates of title to all Vehicles included in the Purchased Assets with assignments to Purchaser;

5.2.3 Such additional instruments of conveyance and transfer as Purchaser may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets;

5.2.4 The Assignment and Assumption of Lease in the form of Exhibit B for all Leased Real Property;

5.2.5 The Transition Services Agreement in the form of Exhibit C hereto;

5.2.6 The Escrow Agreement in the form of Exhibit D hereto;

5.2.7 The Subcontract Agreement in the form of Exhibit E, and

5.2.8 The Financial Statements described in Section 6.5.

5.3 Reasonable Steps. Prior to the Closing Date, Seller shall take such reasonable steps as may be necessary or appropriate so that on the Closing Date, Purchaser shall be placed in actual possession and control of all of the Purchased Assets.

5.4 Purchaser Documents. At the Closing, the Purchaser shall execute and deliver the following documents:

5.4.1 The Bill of Sale, Assignment and Assumption Agreement;

5.4.2 The Transition Services Agreement;

5.4.3 The Subcontract Agreement, and

5.4.4 The Escrow Agreement.

5.5 Other Documents. At the Closing each of the following shall be executed and delivered:

5.5.1 Employment Agreement in form satisfactory to the Purchaser with William D’Agostino and the Purchaser.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

6.1 Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing and in good Standing under the laws of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The Seller is duly qualified to do business as a foreign corporation and is in good Standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good Standing would not have a material adverse effect on the Business or the financial condition of the Seller. Schedule 6. 1 sets forth all jurisdictions in which the Seller is so qualified.

6.2 Authorization of Agreement and Enforceability. Seller has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed by the Seller and the Ancillary Agreements will have been duly executed by the Seller as of the Closing Date. This Agreement constitutes, and the Ancillary Agreements to which Seller is a party, upon Seller’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

6.3 No Violation; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the articles of incorporation or bylaws of Seller, (ii) violate any provision of any law, statute, rule or regulation to which Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Seller, the Business or the Purchased Assets, (iv) except as set forth in Schedule 6.3, conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Seller is a party or any of the Purchased Assets is bound, including any contract or agreement with any customer of the Business or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets.

6.4 Consents and Approvals. Schedule 6.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Seller or the performance by the Seller of its obligations hereunder or thereunder.

6.5 Financial Statements. Seller has delivered to Purchaser true and complete copies of the balance sheets (excluding Dallas Branch and Sacramento Branch) of the Seller related to the Business at December 31, 2005 and 2006 and the related statements of income and cash flows for the Business (excluding Dallas Branch and Sacramento Branch) for the years then ended, audited by PricewaterhouseCoopers, chartered accountants. True and correct copies of such financial statements are attached hereto as Schedule 6.5. The foregoing financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved. Such financial statements, including the related notes, (i) are true and correct and fairly present the financial position of the Seller at the dates indicated and the results of operations and cash flows of the Seller for the periods then ended in accordance with GAAP; (ii) are in accordance with the books of account and records of the Seller; (iii) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Seller for federal income tax purposes; and (iv) reflect accurately all accrued costs and expenses of the Seller related to the Business (excluding Dallas Branch and Sacramento Branch).

6.6 Absence of Certain Changes or Events.

6.6.1 Since the Balance Sheet Date, with respect to the Business there has not been:

(i) any material adverse change in the Business operations, properties, assets or condition (financial or other) of the Business or Seller, or any event that has had a material adverse effect on the foregoing;

(ii) any loss, damage, destruction or other casualty to the Purchased Assets;

(iii) any change in any method of accounting or accounting practice of the Seller;

(iv) any loss of the employment of William D'Agostino and Kirk Jones;

(v) any notice by any customer of the Business that such customer intends to cease doing Business with the Seller; or

(vi) any deterioration in the relationship of Seller with any significant Customer, subcontractor, supplier or materialman.

6.6.2 Except as set forth in Schedule 6.6 or related to the closure of the Dallas Branch and Sacramento Branch, since the Balance Sheet Date, the Seller has operated in the ordinary course of Business consistent with past practice and has not:

(i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of its Business consistent with past practice;

(ii) failed to discharge or satisfy any Encumbrance or pay or satisfy any obligation or liability when due (whether absolute, accrued, contingent or (otherwise), other than liabilities or obligations being contested in good faith and for which adequate reserves have been provided and Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation or marketability of any of the Purchased Assets;

(iii) mortgaged, pledged or subjected to any Encumbrance any of the Purchased Assets, except for mechanics’ liens (for which Seller shall have secured bonds or made other arrangements to ensure payment thereof or removal of the lien thereof) and Encumbrances for taxes not yet due and payable, and Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation or marketability of any of the Purchased Assets;

(iv) sold or transferred any of its assets or canceled any debts or claims or waived any rights, in each case except in the ordinary course of business consistent with past practice;

(v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications owned by the Seller;

(vi) written down the aggregate value of the Inventory in an amount in excess of $50,000 or written off as uncollectible Accounts Receivable or Unbilled Receivable in an aggregate amount in excess of $50,000;

(vii) granted any increase in the compensation or benefits of Employees other than increases in the normal course of business or pursuant to contractual commitments existing on the date of such grant or entered into any employment or severance agreement or arrangement with any of them;

(viii) made any capital expenditure, or additions to Owned Equipment and Machinery and Leased Equipment and Machinery, other than ordinary repairs and maintenance, in excess of $50,000;

(ix) incurred any obligation or liability for the payment of severance benefits;

(x) made, changed or revoked any election or method of accounting with respect to Taxes;

(xi) entered into any closing or other agreement or settlement with respect to Taxes; or

(xii) defaulted under any contract, order or agreement with any customer of the Business; or

(xiii) entered into any agreement or made any commitment to do any of the foregoing.

6.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 6.7, Seller has no liabilities or obligations (as defined in Section 4.1.1) except (i) those liabilities and obligations set forth on the Balance Sheet and not heretofore paid or discharged; and (ii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. Except as shown on the Balance Sheet, the Seller is not directly or indirectly liable upon or with respect to (by discount, repurchase agreement or otherwise), or obliged in any other way to provide funds in respect of or to guarantee or assume, any debt, obligation or dividend of any Person in connection with the Business, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

6.8 Accounts Receivable. All Accounts Receivable and Unbilled Receivables set forth on the Balance Sheet or utilized in computing Asset Value (i) have or will have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (ii) are or will be collectible in full at the recorded amounts thereof (subject to no defenses, set offs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency) no later than 180 days after the Closing Date.

6.9 Inventory. Except as disclosed in Schedule 6.9, the Inventory set forth on the Schedule 6.9 was acquired and maintained in accordance with the regular business practices of the Seller and consists of new and unused items of a quality and quantity useable or saleable in the ordinary course of business.

6.10 Real Property Leases.

6.10.1 Schedule 6.10 sets forth a list of all leases, licenses, subleases and occupancy agreements, together with all amendments thereto, with respect to all properties in which the Seller has a leasehold interest and related to the Business (excluding Dallas Branch and Sacramento Branch) whether as lessor or lessee, (each, a “Real Property Lease” and collectively, the “Real Property Leases”; the property covered by Real Property Leases under which the Seller is a lessee is referred to herein as the “Leased Real Property”). No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Purchaser with the corresponding Real Property Lease. The transfer of the Real Property Leases to the Purchaser: (a) does not require the consent or approval of the other party to the Real Property Lease, or (b) Seller has obtained such consent or approval.

6.10.2 Since the Balance Sheet Date, no Real Property Lease has been modified or amended and no party to any Real Property Lease has given the Seller notice of or made a claim with respect to any breach or default under such Real Property Lease.

6.10.3 None of the Leased Real Property is subject to any sublease, license or other agreement to which the Seller is a party granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof. The Seller has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property. All improvements on the Leased Real Property and the operations therein conducted conform to all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and the Seller has not received any notice to the contrary.

6.10.4 The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems in the buildings or improvements for which the Seller is responsible under the Real Property Leases are in good working order and condition, and, the roof, basement and foundation walls of such buildings and improvements for which the Seller is responsible under the Real Property Leases are in good condition and free of leaks and other defects. All such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Real Property Leases are in good working order and condition and free of leaks and other defects.

6.11 Machinery and Equipment. Schedule 6.11 sets forth a complete and correct list of each item of Owned Machinery and Equipment and Leased Machinery and Equipment together with the market value for each item. The Seller has good title, free and clear of all title defects or Encumbrances to the Owned Machinery and Equipment (other than Permitted Encumbrances). The Seller holds valid and transferable leaseholds in all of the Leased Machinery and Equipment, in each case under valid and enforceable leases. The Seller is not in default with respect to any item of Leased Machinery and Equipment, and no event has occurred that constitutes or with due notice or lapse of time or both would constitute a default by the Seller under any lease thereof. The Owned Machinery and Equipment and the Leased Machinery and Equipment is sufficient and adequate to carry on the Business as presently conducted, and all items thereof are in good operating condition and repair relative to the value ascribed to such machinery and equipment for purposes of calculating Asset Value.

6.12 Intellectual Property.

6.12.1 Schedule 6.12 sets forth a correct and complete list of all Intellectual Property material to the Business. All of the Intellectual Property is owned by the Seller, free and clear of all Encumbrances or possessed subject to adequate licenses or valid right to use.

6.12.2 (i) Seller owns or possesses adequate licenses or other valid right to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all the Intellectual Property; (ii) the Intellectual Property included in the Purchased Assets constitutes all such rights necessary to conduct the Business in accordance with past practice, with no known conflict with the rights of others, and is being conveyed to Purchaser together with the other Purchased Assets; (iii) the validity of the Intellectual Property Rights and the rights therein of Seller have not been questioned in any litigation to which Seller is a party, nor, to Seller’s knowledge, is any such litigation threatened; and (iv) the conduct of the Business does not conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of any other Person.

6.12.3 Seller does not have knowledge that any use of any Intellectual Property Rights owned by Seller has heretofore been, or is now being, made by any Person other than Seller. Seller has no knowledge of any infringement of any Intellectual Property Rights owned or licensed by Seller. No present or former director or officer or employee, or consultant of Seller or any Affiliate of Seller has any interest in any of the Intellectual Property Rights.

6.13 Contracts and Commitments.

6.13.1 The agreements listed on Schedule 6.13 constitute all agreements to which Seller is a party that are material to the Business (excluding Dallas Branch and Sacramento Branch) as currently conducted, including, without limitation, any agreement related to Work in Process Jobs, subcontractors, materialmen and distributors, and including each amendment, modification, renewal or extension or other ancillary document pertaining thereto (the “Contracts”). Seller has previously delivered or made available to Purchaser correct and complete copies of each of the Contracts. As to the Work in Process Jobs, Schedule 6.13 contains a list all such Work in Process Jobs together with a description of the portions of such jobs that have been complete as of March 31, 2007.

6.13.2 Except as may be disclosed on Schedule 6.13, (i) each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 6.10 and 6.13 is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereunder enforceable in accordance with its terms, the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred that with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; (ii) no such agreement, contract, commitment, lease or other instrument, document or undertaking contains any contractual requirement with which there is a reasonable likelihood that Seller or any other party thereto will be unable to comply; (iii) other than Deferred Revenue, no advance payments have been received by Seller by or on behalf of any party to any of the agreements, contracts, commitments, leases and other instruments listed on Schedules 6.10 or 6.13 for services to be rendered or products to be delivered to such party after the Closing Date; and (iv) no consent or approval of any party to any agreement, contract, commitment, lease or other instrument, document or undertaking listed on Schedules 6.10 or 6.13 is required for the execution of this Agreement or the consummation of the transactions contemplated hereby.

6.14 Completed Jobs and Work in Process Jobs.

6.14.1 Seller has fully completed and performed all Completed Jobs in accordance with all Customer contracts, purchase orders, agreements or directives.

6.14.2 The total cost to complete all Work in Process Jobs is not expected to exceed the total amount of proceeds to be received from all Work in Process Jobs. There is no dispute as to any changes orders related to any Work in Process Job and all such change orders have been approved by the Customer and all change orders in excess of $25,000 have been approved in writing. All costs reflected in Work in Process were incurred in furtherance of Work in Process Jobs.

6.14.3 There is no notice, demand, claim, charge back, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any work performed or not performed and related to any Completed Job or Work in Process Jobs, which is pending or, to Seller’s knowledge, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship.

6.15 Licenses and Permits. Schedule 6.15 sets forth a true and complete list of all current licenses, permits, certificates of occupancy, franchises, authorizations and approvals related to the Business which are issued or granted to the Seller by the Government of the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, including those required by any Environmental Law (the “Licenses and Permits”), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Seller’s knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect and no cause exists for such suspension or cancellation. The Licenses and Permits are sufficient and adequate to permit the continued lawful conduct of the Business in the manner now conducted, and except as set forth in Schedule 6.15, none of the operations of the Seller are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. Any License and Permit that cannot be transferred or requires consent or approval for the transfer thereof is specifically identified on Schedule 6.15 hereto as nontransferable or requiring such consent or approval.

6.16 Compliance with Law. Except as set forth in Schedule 6.16, the operations of the Seller and the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller, the Business or the Purchased Assets, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to, equal opportunity, health, environmental protection, Regulated Substances, conservation, wetlands, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension, and securities matters.

6.17 Legal Proceedings. Except as described in Schedule 6.17 hereto, there is no claim, action, suit, proceeding, investigation or inquiry or arbitration pending before any federal, state or other court or governmental, administrative or private body or authority or, to Seller’s knowledge, threatened against the Seller or any of the Purchased Assets, or relating to the transactions contemplated by this Agreement nor does Seller know or know of any basis for any such claim, action, suit, proceeding, investigation, or inquiry. Except as set forth on Schedule 6.17 hereto, Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Seller or that might affect the reactions contemplated by this Agreement.

6.18 Files and Records. All Files and Records are complete and correct and have been made available to Purchaser. All of the Files and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP (except as otherwise stated therein) and in compliance with applicable laws, regulations and other requirements.

6.19 Employees. Schedule 6.19 sets forth a true and correct list of all individuals employed by Seller in the Business (excluding those employees employed at the Dallas Branch and Sacramento Branch) and their present position and rate of compensation and service credited for purposes of vesting and eligibility under each employee benefit plan.

6.20 Labor Disputes.

6.20.1 Except as set forth in Schedule 6.20: (i) the Seller is not a party to any outstanding employment agreement or contract with any Employee of the Business (excluding Dallas Branch and Sacramento Branch) that is not terminable at will, or that provides for the payment of any bonus or commission; (ii) the Seller is not a party to any agreement or legally binding policy or practice that requires it to pay termination or severance pay to any Employee of the Business; and (iii) the Seller is not a party to any collective bargaining agreement, participant agreement, or other labor union contract applicable to its Employees nor does the Seller know of any activities or proceedings of any labor union to organize any such employees. The Seller has furnished to the Purchaser complete and correct copies of all such agreements (the “Employment and Labor Agreements”). The Seller has not breached or otherwise failed to comply with any provisions of any Employment or Labor Agreement, and there are no grievances or arbitrations outstanding thereunder.

6.20.2 (i) The Seller is in material compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (“NLRB”); (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Seller’s knowledge, threatened against or affecting its Business and the Seller has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to its Employees; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to its Employees; (v) there are no charges with respect to or relating to the Seller pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) the Seller has received no notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Seller and, to the Seller’s knowledge, no such investigation is in progress.

6.21 Tax Matters. All Tax Returns required to be filed before the Closing Date in respect of the Seller have been (or will have been by the Closing Date) filed, and the Seller has (or will have by the Closing Date) paid all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed. All such Taxes of the Seller have been paid or adequately provided for and the Seller knows of no proposed additional tax assessment against it not adequately provided for. The Seller has withheld and paid all Taxes, including sales and use and payroll Taxes, required to be withheld and paid by it in connection with any amounts paid or owing by the Seller to an employee, creditor, independent contractor or other third party. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

6.22 Employee Plans.

Except as set forth in Schedule 6.22 hereto:

6.22.1 There are no Plans; and there are no other deferred compensation, bonus, incentive, stock option, stock purchase, child or dependent care, educational assistance, vacation or leave, sick pay, cafeteria or other employee benefit or fringe benefit plans or arrangements sponsored, maintained or contributed to by the Seller. Copies of all Plans and other such plans or arrangements (including any amendments and any related trust or other funding agreements) and the most recent annual reports, summary annual reports and summary plan descriptions (or if none is required, other descriptive material) of all Plans and other such plans or arrangements have been delivered to the Purchaser.

6.22.2 There is no failure of the Plans, individually or in the aggregate, to be in compliance with the applicable provisions of ERISA, the Code and applicable foreign law that could have a material adverse effect on the Seller. There is no failure of the Seller to make all contributions, and pay all expenses, with respect to the Plans required to be made or paid by it, or to pay or accrue any obligations to contribute, or pay any expenses, with respect to any Plan for the portion of the plan year or other fiscal period ending on the Closing Date.

6.22.3 Each Plan that is intended to be qualified under Section 401(a) or 403(a) of the Code, and each Plan trust that is intended to be exempt under Section 501(c)(9) or (17) of the Code, has received a favorable determination letter from the Internal Revenue Service, a copy of the most recent such letter for such plan has been delivered to the Purchaser and nothing has occurred since the date of such letter with respect to such Plan that could adversely affect the exempt status of the Plan.

6.22.4 None of the Plans is a Multiemployer Plan, and neither the Seller nor any ERISA Affidavit has contributed or been obligated to contribute to any Multiemployer Plan at any time within the preceding six years.

6.22.5 None of the Plans provide benefits for retired employees.

6.22.6 There are no actions, suits or claims which have been instituted or asserted, or which could reasonably be expected to be asserted, against or with respect to any Plan, other than claims for benefits under and services rendered to each such plan in the ordinary course.

6.23 No Finder. Seller has not taken any action that would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

6.24 Customers. Schedule 6.24 sets forth a complete and correct list of all Customers where net revenues have exceeded $15,000 from such Customer during the twelve months ended December 31, 2006.

6.25 Insurance. Schedule 6.25 lists all performance, payment or other bonds and the aggregate coverage amount and type of all policies of liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Business, the Purchased Assets or the Seller. All such policies and bonds are in full force and effect as of the date of this Agreement, have been issued by financially sound insurers and are sufficient for all applicable requirements of law. No one has made a claim against any such bonds. The Seller shall maintain the coverage under all policies and bonds listed in Schedule 6.25 in full force and effect through the Closing Date. The Seller is not in default under any provisions of any such policy of insurance nor has received notice of cancellation of any such insurance. There is no claim by the Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained by the Seller meets the requirements of any applicable leases, contracts and Customer Purchase Orders.

6.26 Interest in Business. Seller has not granted, and there is not outstanding, any option, right or agreement pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Seller.

6.27 Transactions with Directors, Officers and Affiliates. Except as set forth in Schedule 6.27, since the Balance Sheet date there have been no transactions between the Seller or any director, officer, employee, stockholder or other Affiliate of the Seller.

6.28 Environmental Matters.

6.28.1 Except as set forth in Schedule 6.28 hereto, Seller has not received any notice relating to the Business or the Leased Real Property alleging any violation of any Environmental Law or any written request for information from any governmental agency or other Person pursuant to any Environmental Law, and Seller is, with respect to the Business and the Leased Real Property, in compliance with all applicable Environmental Laws;

6.28.2 Except as set forth in Schedule 6.28 hereto, to the knowledge of Seller there have been no Regulated Substances released by Seller or any other Person on or beneath the Leased Real Property in quantities or concentrations that could give rise to obligations, responsibilities or liabilities of Seller or Purchaser under an, Environmental Law;

6.28.3 Seller has not received any notice or order from any governmental agency or private or public entity advising it that Seller is responsible for or potentially responsible for remediation or paying for the cost of investigation or remediation of any Regulated Substance, and Seller has not entered into any agreements pertaining thereto;

6.28.4 Except as set forth in Schedule 6.28 hereto the Leased Real Property does not contain any: (i) underground storage tanks; (ii) underground injection wells; (iii) septic tanks in which process wastewater or any Regulated Substances have been disposed; (iv) asbestos containing materials; (v) equipment, including without limitation, electrical transformers containing or using polychlorinated biphenyis (PCB); or (vi) bulk liquid storage drums buried in the ground; and

6.29 No Important Items Excluded. There are no assets or properties of Seller not included within the Purchased Assets or agreements, contracts or commitments to which Seller is a party not comprising part of the Assigned Contracts that are of importance to the ongoing operation of the Business by Purchaser in the same manner in which the Business has been conducted by Seller prior to the date of this Agreement.

6.30 Completeness and Accuracy. All information set forth on any Schedule hereto is, and all information furnished by Seller pursuant to Section 8.1.10 hereof will be, true, correct and complete. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All contracts, permits and other documents and instruments which are listed on any Schedule hereto or which are material to the operation of the Business or the use and ownership of the Purchased Assets have been supplied or made available by Seller to Purchaser. All contracts, permits and other documents and instruments furnished or made available to Purchaser by Seller are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. There is no fact, development or threatened development that Seller has not disclosed to Purchaser in this Agreement or the Schedules hereto that materially adversely affects or, so far as Seller can now foresee, may materially adversely affect, the Seller, the Purchased Assets, or the prospects or condition (financial or otherwise) of the Business.

ARTICLE VII

REPRESENTATIONS AND WARRANTEES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

7.1 Organization, Good Standing, Power. Purchaser is a corporation duly organized, validly existing and in good Standing under the laws of Delaware and has all requisite corporate power and authority to own and lease the Purchased Assets and to carry on the Business and to execute and deliver this Agreement and the Ancillary Agreements to which Purchaser is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

7.2 Authorization of Agreement and Enforceability. Purchaser has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by Purchaser of all terms and conditions hereof and thereof to be performed by Purchaser and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements, upon Purchaser’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

7.3 No Violations; Consent. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the articles of incorporation or bylaws of Purchaser, (ii) violate any provision of any law, statute, rule or regulation to which Purchaser is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Purchaser, or (iv) result in the creation or imposition of any Encumbrance upon its assets.

7.4 Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Purchaser’s knowledge, threatened against Purchaser or any of Purchaser’s properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

7.5 No Finder. Purchaser has not taken any action which would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS OF SELLER PRIOR TO CLOSING DATE

8.1 Required Actions. Between the date of this Agreement and the Closing Date, Seller covenants that it will, except as otherwise agreed by Purchaser in writing:

8.1.1 Access to Information. Give to Purchaser and its counsel, accountants, consultants and other representatives, reasonable access, during normal business hours, to the properties, books, accounts, contracts and records of Seller concerning the Business and furnish or otherwise make available to Purchaser all such information as Purchaser may reasonably request concerning the Business, provided that the confidentiality of any data or information so acquired shall be maintained as confidential by Purchaser and its representatives in accordance with Section 9.1.1;

8.1.2 Conduct of Business. Other than the closure of the Dallas Branch and Sacramento Branch, operate only in the usual, regular and ordinary manner as the Business was conducted prior to the date hereof and use its best efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) keep available the services of the Employees and (iii) preserve its relationships with customers, suppliers, subcontractors, materialmen and others having business dealings with Seller;

8.1.3 Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in good repair, order and condition, normal wear and tear excepted;

8.1.4 Maintenance of Files and Records. Maintain the Files and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

8.1.5 Compliance with Applicable Law. Comply with all laws applicable to it, the Purchased Assets and to the conduct of the Business;

8.1.6 Performance of Obligations. Perform all the obligations of Seller relating to the Purchased Assets and the Business in accordance with the past practices of Seller including any contracts or orders with customers of the Business;

8.1.7 Approvals, Consents. Use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Seller in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents;

8.1.8 Notice of Material Damage. Give to Purchaser prompt written notice of any damage by fire or other casualty upon the Purchased Assets or the Business;

8.1.9 Advice of Changes. Advise Purchaser promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach by Seller of any of its representations, warranties, covenants or agreements hereunder;

8.1.10 Update Schedules. Promptly disclose to Purchaser any information contained in the representations and warranties of Seller contained in Article VI or in the Schedules to this Agreement which is no longer complete or correct (including furnishing updated financial statements); provided that no such disclosure shall be deemed to modify, amend or supplement Seller’s representations and warranties;

8.1.11 Pay Employees to Closing, Date. Pay all wages, salaries and other sums due (a) salaried Employees through the close of business on the day prior to the Closing Date; and (b) hourly Employees within seven (7) days after the Closing Date.

8.1.12 Termination. Terminate the employment of all Employees of the Business (excluding those Employees working at the Dallas Branch and the Sacramento Branch) as of the Closing Date; and

8.1.13 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to Seller set forth in this Agreement, and Seller shall use its best efforts to do all such acts and take all such measures as may be necessary to comply with the representations, warranties, agreements, conditions and other provisions of this Agreement.

8.2 Prohibited Actions. Between the date of this Agreement and the Closing Date, Seller shall not, except as otherwise agreed by Purchaser in writing:

8.2.1 Make any material change in the conduct of the Business other than closure of the Dallas Branch and Sacramento Branch or enter into any action other than in the ordinary course of business consistent with past practice;

8.2.2 Make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Assets or any part thereof, except dispositions of Inventory in the ordinary course of business consistent with past practice;

8.2.3 Subject any of the Purchased Assets, or any part thereof, to any Encumbrance or suffer such to exist, other than such Encumbrances as may arise in the ordinary course of business consistent with past practice by operation of law;

8.2.4 Acquire any assets, materials or properties, concerning the Business, other than in the ordinary course of the business;

8.2.5 Enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or Employees of the Business (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any Employee of the Business, except in accordance with pre-existing contractual provisions and in accordance with the annual merit increase which is effective April 2, 2007;

8.2.6 Make or continuing to make any capital expenditure in excess of $25,000, relating to the Business

8.2.7 Fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date hereof;

8.2.8 Take any other action that would cause any of the representations and warranties made by the Seller in this Agreement not to remain true and correct;

8.2.9 Make any change in any method of accounting or accounting principle, method or practice concerning the Business;

8.2.10 Settle, release or forgive any claim or litigation or waive any material right with respect to the Business thereto;

8.2.11 Modify or amend or terminate any Assigned Contract;

8.2.12 Make, change or revoke, or permit to be made, changed or revoked, without the consent of the Purchaser, any election or method of accounting with respect of Taxes;

8.2.13 Enter into, or permit to be entered into, without the consent of the Purchaser, any closing or other agreement or settlement with respect to Taxes; or

8.2.14 Commit to do any of the foregoing.

8.3 Negotiations. From and after the date hereof, neither the Seller, nor its officers or directors nor anyone acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Purchaser or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Seller or any other transaction inconsistent with the transactions contemplated hereby. The Seller shall promptly communicate to the Purchaser any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

8.4 Best Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

8.5 Consents and Approvals. The Seller (a) shall, at its cost and expense, use its best efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by it of this Agreement, and (b) shall diligently assist and cooperate with the Purchaser in preparing and filing all documents required to be submitted by the Purchaser to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Purchaser in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Purchaser all information concerning the Seller that counsel to the Purchaser determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

8.6 Assignment of Contracts. At the Closing and effective as of the Closing Date, the Seller shall assign to the Purchaser all its rights under the Assigned Contracts. Notwithstanding the foregoing, no Assigned Contract shall be assigned contrary to law or the terms of such Assigned Contract and, with respect to Assigned Contracts that cannot be assigned to the Purchaser at the Closing Date, the performance obligations of the Seller thereunder shall, unless not permitted by such Assigned Contract, be deemed to be subleased or subcontracted to the Purchaser until such Assigned Contract has been assigned. The Purchaser shall assist the Seller in obtaining any necessary approvals to such subleases and subcontracts. The Seller shall use its best efforts to obtain all necessary consents and the Purchaser shall take all necessary actions to perform and complete all Assigned Contracts in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and the Seller shall pay over to the Purchaser any amounts received by the Seller after the Closing Date as a result of performance by the Purchaser of such Assigned Contracts.

ARTICLE IX

COVENANTS OF PURCHASER PRIOR TO CLOSING DATE

9.1 Required Actions. Between the date of this Agreement and the Closing Date, Purchaser shall, except as otherwise agreed by Seller in writing:

9.1.1 Confidentiality. Not publish or disclose and not authorize or permit any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets or other Confidential Information or any data or business or financial books, records or other information of or pertaining to Seller, which have been furnished to Purchaser by Seller or to which Purchaser, or any of its officers, employees, directors, agents, attorneys or accountants, or any financial institution have had access during any investigation made in connection with this Agreement and which is not otherwise available to Purchaser, except as required by law, required by any SEC rules or regulations (including information required to be disclosed on Form 8-K) or in connection with seeking financing to consummate the transactions contemplated hereby;

9.1.2 Advise of Changes. Advise Seller promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach by Purchaser of any of its representations, warranties, covenants or agreements hereunder; and

9.1.3 Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to Purchaser set forth in this Agreement, and Purchaser shall use its best efforts to do all such acts and take all such measures as may be necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

10.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

10.2 Performance of Agreement. Seller shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

10.3 Seller’s Certificate. Purchaser shall have received a certificate from Seller, dated as of the Closing Date, satisfactory in form and substance to Purchaser and its counsel, certifying as to the fulfillment of all matters specified in Section 10.1 and Section 10.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Seller hereunder.

10.4 Secretary’s Certificate. Purchaser shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Seller with respect to the incumbency and specimen signature of each officer or representative of Seller executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Agreements to which Seller is a party.

10.5 Opinion Letter. Purchaser shall have received an opinion letter, dated the Closing Date, satisfactory to the Purchaser as to matters set forth in Sections 6.1, 6.2, 6.3 and 6.4.

10.6 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have an adverse effect on the conduct of the Business or impose any additional financial obligation on, or require the surrender of any right by, Purchaser.

10.7 No Material Adverse Change. During the period from the Balance Sheet date to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, net income or financial condition of the Seller.

10.8 Consents. Any third party and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect on the Closing Date.

10.9 Agreements. The agreements and documents provided in Sections 5.2 and 5.5 shall have been executed and delivered by all parties to such agreements.

10.10 Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be satisfactory to counsel for Purchaser, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

10.11 Other Closing Documents. The Purchaser shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Seller or in furtherance of the transactions contemplated by this Agreement (including without limitation the release of all Encumbrances (except Permitted Encumbrances) on any of the Purchased Assets) as the Purchaser may reasonably request.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

11.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

11.2 Performance of Agreement. Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

11.3 Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have instituted or threatened which questions the validity and legality of the transactions contemplated hereby.

11.4 Consents. Any third party and governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect on the Closing Date.

11.5 Agreements. The agreements and documents provided in Sections 5.4 shall have been executed and delivered by all parties to such agreements.

11.6 Actions or Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

11.7 Other Closing Documents. The Seller shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Purchaser or in furtherance of the transactions contemplated by this Agreement as the Seller may reasonably request.

11.8 Opinion Letter. Seller shall have received an opinion letter, dated the Closing Date, satisfactory to the Seller as to matters set forth in Sections 7.1, 7.2 and 7.3.

11.9 Purchaser’s Certificate. Seller shall have received a certificate from Purchaser, dated as of the Closing Date, satisfactory in form and substance to Seller and its counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof. The matters set forth in such certificate shall constitute representations and warranties of Purchaser hereunder.

11.10 Secretary’s Certificate. Seller shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Purchaser with respect to the incumbency and specimen signature of each officer or representative of Purchaser executing this Agreement, the certificate referred to in Sections 11.9 and the Ancillary Agreements to which Purchaser is a party.

ARTICLE XII

OBLIGATIONS AFTER THE CLOSING DATE

12.1 Confidentiality. Seller and Purchaser hereby covenant and agree that, except as may be required by law, rule or regulation or court order, unless this Agreement is terminated, it will not at any time reveal, divulge or make known to any Person (other than to each other or their agents or Affiliates) any information that relates to this Agreement, the transactions contemplated hereby, the Business of the Seller (whether now possessed or furnished after the Closing Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the Seller that are of a confidential nature (collectively, the “Confidential Information”).

12.2 Noncompetition.

(a) Except for Seller’s business with Oakland County, Michigan, for a period of three (3) years after the Closing Date, Seller will not, directly or indirectly, unless acting in accordance with Purchaser’s written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the Business, or any part thereof, in the United States.

(b) Seller covenants and agrees that for a period of three (3) years after the Closing Date, Seller will not do the following: (i) directly or indirectly, solicit or induce any person to leave or terminate his or her employment with the Purchaser or any Affiliate of Purchaser, nor actively participate or assist in any such solicitation or inducement, nor (ii) except for Seller’s business with Oakland County, Michigan, directly or indirectly, solicit or induce any customer, supplier, vendor (including, but not limited to, any customer, supplier or vendor acquired by the Purchaser as a result of the transaction contemplated this Agreement), or any other third party to cease doing business with the Purchaser or any Affiliate of the Purchaser or reduce the level of business done with the Purchaser or any Affiliate of the Purchaser, or actively participate or assist in any such solicitation or inducement. However, Purchaser acknowledges that the obligations of this paragraph 12.2(b) shall not apply to Canadian nationals employed in the United States and identified in Schedule 12.2.

(c) Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of the Purchaser, that any violation of this Section will result in an irreparable injury to Purchaser and that damages at law would not be reasonable or adequate compensation to Purchaser for violation of this Section and that, in addition to any other available remedies, Purchaser shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provisions of this Section shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

12.3 Transition of Employees. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Employees who accept employment with Purchaser.

12.4 Further Assurances. From and after the Closing Date, Seller and Purchaser shall, at the request of each other, execute, acknowledge and deliver to each other, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as they may reasonably request (i) to transfer to and vest in Purchaser, and protect its right, title and interest in, all the Purchased Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement.

12.5 Further Assurances of Purchaser. From and after the Closing Date, Purchaser shall afford to Seller and its attorneys, accountants and other representatives’ access, during normal business hours, to such books and records relating to the Business as may reasonably be required in connection with the preparation of financial information for periods concluding on or prior to the Closing Date or related to the Agreement.

12.6 Assumed Liabilities. Purchaser shall pay all Assumed Liabilities in accordance with the terms of any such liability or obligation. All Payables that are Assumed Liabilities shall be paid by Purchaser no later than 90 days following the Closing Date except for any Payables disputed by the Purchaser or for which there is some other bona fide reason not to pay within 90 days.

12.7 Accounts Receivable. In the event that Seller at any time receives any funds from any third party with respect to any Account Receivable or Unbilled Receivables, the Seller shall within three (3) days remit such funds to the Purchaser, unless such day falls on a Saturday, Sunday or holiday, then on the next business day.. In the event Purchaser receives any Uncollected Receivables or any other funds belonging to Seller and unrelated to the Purchased Assets, the Purchaser shall within three (3) days remit such funds to the Seller, unless such day falls on a Saturday, Sunday or holiday, then on the next business day. Purchaser agrees to use commercially reasonable efforts to collect all Accounts Receivables and Unbilled Receivables and to assist the Seller to collect any Uncollected Receivables. Notwithstanding the foregoing, Purchaser shall not be required to institute litigation to collect any such amounts.

12.8 Financial Statements. Seller will provide to the Purchaser as soon as practicable a balance sheet of Seller for the Business at March 31, 2007 (excluding Dallas Branch and Sacramento Branch) and related statements of income and cash flows for the Business (excluding Dallas Branch and Sacramento Branch) for the three (3) month period then ended. The foregoing financial statements will be: (i) substantially in accordance with GAAP (subject to year end adjustments and excluding required notes); (ii) true and correct and fairly present the financial position of the Seller at the dates indicated and the results of operations and cash flows of the Seller for the periods then ended, and (iii) in accordance with the books of account and records of the Seller.

12.9 License Agreement. Purchaser shall have the right for a period of six months following the Closing Date to use the name “Radian” in the conduct of the Business for purposes of transitioning Customers and the Business to Purchaser. Subject to the limitations contained herein, effective as of the Closing Date, Seller grants to Purchaser the non-exclusive and royalty free license to use the name “Radian” for such period of time.

12.10 Leased Vehicles. If the Purchaser within the 3 days following the Closing Date returns to the lessor any Vehicles that are leased and included in Leased Equipment and Machinery, then Seller shall be responsible for any charges related to any such leased Vehicles, including mileage charges, damage or any other amounts due to any such lessor of such leased Vehicles. The Purchaser, however, shall be responsible for any rental or lease charges for use of such leased Vehicles following the Closing Date until such Vehicle is returned.

ARTICLE XIII

TERMINATION

13.1 Termination of Agreement . This Agreement may be terminated:

(i) by the mutual consent of Seller and Purchaser;

(ii) by Seller or Purchaser if the Closing has not taken place on or before April 16, 2007; provided, however, that no Party then in breach of any of its obligations hereunder shall have the right to terminate;

(iii) by Purchaser upon notice to Seller if any of the conditions set forth in Article X hereof become impossible to satisfy (other than by reason of the failure of Purchaser to fulfill its obligations under this Agreement); and

(iv) by Seller upon notice to Purchaser if any of the conditions set forth in Article XI hereof became impossible to satisfy (other than by reason of the failure of Seller to fulfill its obligations under this Agreement).

13.2 Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction. The obligations of Purchaser under Section 9.1.1 hereof shall survive termination of this Agreement.

13.3 Remedies. If this Agreement is terminated by Seller or Purchaser as permitted under Section 13.1 and not as a result of a breach of a representation or warranty or the failure of any Party to perform its obligations hereunder, such termination shall be without liability of any Party. If a Party terminates this Agreement as a result of a breach of a representation or warranty by the other Party or the failure of the other Party to perform its obligations hereunder, the nonbreaching Party, in addition to any other legal remedies that may be available, shall be entitled to reimbursement from the breaching Party for all expenses incurred by the nonbreaching Party in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XIV

SURVIVAL OF REPRESENTATIONS
AND WARRANTEES; INDEMNIFICATION

14.1 Survival. Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive the Closing Date. Any Party’s right to indemnification or other remedies based upon the representations and warranties, covenants, agreements and undertakings of the other Party will not be affected by any investigation, knowledge or waiver of any condition by such Party. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

14.2 Indemnification by Seller. “Seller General Liabilities” shall mean all Losses resulting from, arising out of, or incurred by any of Purchaser or its Affiliates, or any of their respective successors or assigns or their respective directors, officers or employees (each a “Purchaser Indemnified Party”) in connection with (i) any breach of any of the representations or warranties made by Seller in this Agreement, (ii) any default by Seller in respect of performance of any of the covenants or agreements of Seller in this Agreement, (iii) any act performed, law violated, action entered into, or state of facts suffered to exist by the Seller before the Closing Date; (iv) the laws of any jurisdiction relating to sales of property in bulk, whether asserted prior to or subsequent to the Closing Date; (v) any liability or obligation with respect to Completed Jobs; (vi) any attempt (whether or not successful) by any Person to cause or require Purchaser to pay any liability of, or claim against, Seller of any kind in respect of the Seller’s operations, prior to the Closing Date, to the extent not specifically assumed by Purchaser under the terms of this Agreement; or (vii) any Losses related to or resulting from any claims or litigation for events occurring prior to the Closing Date, including those matters identified on Schedule 6.17. Subject to the further provisions of this Article XIV, Seller covenants and agrees with Purchaser that Seller shall pay, and shall indemnify all Purchaser Indemnified Parties, and hold them harmless from, against and in respect of, any and all Seller General Liabilities. Purchaser shall have the right to offset any Seller General Liabilities against any payments due to Seller, including any Deferred Payment and against the Escrow Amount. In addition, nothing herein shall be deemed to limit or restrict in any manner any rights or remedies available at law, in equity or otherwise, against Seller based on a willful misrepresentation or willful breach of warranty by Seller hereunder.

14.3 Indemnification by Purchaser. “Purchaser General Liabilities” shall mean all Losses resulting from, arising out of, or incurred by any of Seller or its Affiliates, or any of their respective successors or assigns or their respective directors, officers or employees (each a “Seller Indemnified Party”) in connection with (i) any breach of any of the representations or warranties made by Purchaser in this Agreement, (ii) any default by Purchaser in respect of performance of any of the covenants or agreements of Purchaser in this Agreement, (iii) any attempt (whether or not successful) by any Person to cause or require Seller to pay or discharge any Assumed Liability or any liability of, or claim against, Purchaser of any kind in respect of the Purchaser’s operations on or after the Closing Date, to the extent not specifically subject to an indemnity by Seller under the terms of this Agreement. Subject to the further provisions of this Article XIV, Purchaser covenants and agrees with Seller that Purchaser shall pay, and shall indemnify all Seller Indemnified Parties, and hold them harmless from, against and in respect of, any and all Purchaser General Liabilities.

14.4 Procedures for Indemnification.

14.4.1 Each Indemnified Party shall promptly give notice hereunder to the indemnifying Party after becoming aware of any claim as to which recovery may be sought against the indemnifying Party as a result of the indemnity in this Article XIV, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying Party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by an indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the indemnifying Party shall be deemed a waiver by the indemnifying Party of its right to defend such claim or action. Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable.

14.4.2 The indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

14.4.3 If the indemnifying Party shall not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

14.4.4 If an indemnifying Party shall not, within thirty (30) days after its receipt of the notice required by Section 14.4.1 hereof, advise the Indemnified Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

14.5 Payment of Indemnification Obligations. Each Party shall pay promptly to any Indemnified Party the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing indemnity relates.

14.6 Interest on Unpaid Obligations. If all or part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by law or (ii) two percent (2%) per annum plus the “Prime Rate” as published from time to time in The Wall Street Journal.

14.7 Other Remedies. The indemnification rights of any Indemnifying Party under this Article XIV are independent of and in addition to such rights and remedies as such Indemnified Party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement on the part of any Party, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE XV

GENERAL

15.1 Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement. The Purchaser and Seller shall each be responsible for ½ of the fee to be paid to PricewaterhouseCoopers to prepare the audited financial statements for the Business described in Section 6.5.

15.2 Publicity. Except as otherwise provided in this Section 15.2, all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Except as may be required by law or as required by any SEC rules or regulations, including any disclosures made or required to be made on Form 8-K, no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld.

15.3 Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the Parties hereto, and shall be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies. obligations or liabilities under or by reason of this Agreement.

15.5 Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or five days after mailing thereof.

If to Seller, to:

Radian Communication Services, Inc.
461 Cornwall Rd., P.O. Box 880
Oakville, Ontario L6J 5C5
Fax: 905-339-4004
Attention: Kevin Watson, CFO

With a copy to:

Vincent F. O'Flaherty
Spradley & Riesmeyer, P.C.
4700 Belleview Ave., Suite 210
Kansas City, MO 64112
Fax: 816-502-7898

If to Purchaser, to:

BCI Communications, Inc.
97 Linden Ave.
Elmwood Park, NJ 07407
Fax: 201-794-8974
Attention: Nick Day, General Counsel

With a copy to:

Philip W. Fisher, Esquire
Reger Rizzo Kavulich & Darnall LLP
Cira Center, 13th Floor
2929 Arch Street
Philadelphia, PA 19104
Fax: 215-495-6600

or to such other address as such Party shall have specified by notice to the other Party hereto.

15.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the Parties hereto as to the matters set forth herein and supersede and revoke all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by both Parties.

15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.8 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

15.9 Construction. Within this Agreement, the singular shall include the plural and the plural; shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. All amounts, payments and schedules shall be in currency of the United States of America.

15.10 Governing Law and Choice of Forum. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the State of Delaware. All claims, disputes or causes of action (with the exception of those to be determined in accordance with Section 3.4) relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Wilmington, Delaware. Each of the parties hereto agrees to submit to the jurisdiction of such courts for all purposes of this Agreement.

15.11 Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

15.12 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

15.13 Attorneys’ Fees. If a dispute arises among the Parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, the losing Party shall pay to the prevailing Party reasonable out-of-pocket attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.

15.14 Successors and Assigns. The covenants, agreements and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of Purchaser and Seller, and each of their respective successors and permitted assigns. Neither Seller nor Purchaser shall assign, or otherwise transfer any interest in this Agreement to any other Person except for a Person, which is an Affiliate of Purchaser or a purchaser of the Purchased Assets from Purchaser.

15.15 Risk of Loss. The parties hereto agree that the risk of loss as to the Purchased Assets of Seller and the Business remains with Seller prior to the Closing Date.

[Signature Page to Follow]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in their respective names by an officer thereof duly authorized as of the date first above written.

RADIAN COMMUNICATION SERVICES, INC. By: /s/ Jack Pulkinen Name: Jack Pulkinen Title: Chief Executive Officer BCI COMMUNICATIONS, INC. By: /s/ Rich Berliner Name: Rich Berliner Title: President and CEO

List of Exhibits

Exhibit A	Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Assignment and Assumption of Lease
Exhibit C	Transition Services Agreement
Exhibit D	Escrow Agreement
Exhibit E	Subcontract Agreement

List of Schedules

Schedule 1.7	Assigned Contracts
Schedule 1.46	Leased Equipment and Machinery
Schedule 1.52	Owned Equipment and Machinery
Schedule 1.56	Permitted Encumbrances
Schedule 1.86	Vehicles
Schedule 2.2	List of Excluded Assets
Schedule 6.1	Jurisdictions in which Seller is qualified
Schedule 6.3	No Violation/Consents
Schedule 6.4	Consents and Approvals
Schedule 6.5	Financial Statements
Schedule 6.6	Certain Changes or Events
Schedule 6.7	Undisclosed Liabilities
Schedule 6.9	Inventory
Schedule 6.10	Real Property Leases
Schedule 6.11	Owned and Leased Equipment and Machinery
Schedule 6.12	Intellectual Property
Schedule 6.13	Contracts and Commitments
Schedule 6.15	Licenses and Permits
Schedule 6.16	Compliance with Law
Schedule 6.17	Legal Proceedings/Claims
Schedule 6.19	Employees
Schedule 6.20	Labor Disputes
Schedule 6.22	Employee Plans
Schedule 6.24	Customers
Schedule 6.25	Insurance
Schedule 6.27	Transactions with Affiliates
Schedule 6.28	Environmental Matters
Schedule 12.2	Canadian Nationals